Banc of California Reports Solid Earnings and Stable Deposits in Second Quarter 2023 Financial Results

The Company Also Announced in a Separate Release that it has
Entered into a Transformational Merger Agreement with PacWest
Bancorp, Including Committed Capital Raise of $400 Million

Transaction Also Expected to be Immediately Accretive to
Tangible Book Value Per Share and to 2024 Estimated EPS

SANTA ANA, Calif., (July 25, 2023) — Banc of California, Inc. (NYSE: BANC) today reported net income of $17.9 million, or $0.31 per diluted common share, for the second quarter of 2023. This compares to net income of $20.3 million, or $0.34 per diluted common share for the first quarter of 2023. On an adjusted basis, net income was $18.4 million for the quarter, or $0.32 per diluted common share.(1) This compares to adjusted net income of $21.7 million, or $0.37 per diluted common share, for the first quarter of 2023.(1)

Second quarter highlights:

•Interest income growth, up $9.2 million or 9% from the prior quarter due to higher interest rates and changes in the portfolio as new originations have higher yields than payoffs. Overall, net interest income was down $3.4 million or 5% from the prior quarter due to higher funding costs, changes in the balance sheet mix and the impact of the strategy to hold extra liquidity, which resulted in higher short-term borrowings from the FHLB and FRB.
•Stable overall deposits, down approximately 1% on average and period-end balances, with the period-end noninterest-bearing percentage stable at approximately 36% quarter over quarter.
•Noninterest-bearing deposit growth from new clients, which contributed inflows of $74.8 million in the quarter, consistent with the prior quarter’s growth and up 13% over the same period last year.
•Loan growth, up $101.8 million or 1% from the prior quarter and 6% annualized, highlighted by core commercial and industrial growth of $64 million or 6% and increased warehouse utilization.
•Lower noninterest expenses, which declined $2.1 million or 4% from the prior quarter due primarily to lower losses in alternative energy partnerships and compensation expenses.
•High liquidity levels, with immediately available on-balance sheet liquidity and unused borrowing capacity of $3.9 billion. Available liquidity was 2.2 times the level of uninsured and uncollateralized deposits, which was consistent with the prior quarter.
•Low unrealized losses, with AFS unrealized losses of $54.1 million on securities of $922.1 million, representing 4.3% of CET1 capital. Total AFS and HTM unrealized losses of $115.5 million on total securities of $1.25 billion represented 9.1% of CET1 capital.
•Strong capital ratios(2) well above the regulatory thresholds for "well capitalized" banks, including an estimated 14.26% Total risk-based capital ratio, 11.88% Tier 1 capital ratio, 11.88% CET1 capital ratio and 9.54% Tier 1 leverage ratio.
•Other performance highlights as follows:
◦Book value per share of $16.67, up from $16.33
◦Tangible common equity per share of $14.56, up from $14.26(1)
◦Repurchased $16.0 million of common stock during the quarter and $21.1 million during the six months ended June 30, 2023

(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'
(2)Capital ratios are preliminary.

Jared Wolff, Chairman, President & CEO of Banc of California, commented, "We are very excited to announce our merger with PacWest Bancorp. This is a reflection of the strength of the franchise we have built and our continued ability to create value for our stockholders. Our second quarter results reflect strong performance in several areas. Notwithstanding an uncertain economic landscape, our team did an exceptional job to bring in nearly $75 million of noninterest-bearing deposits from new relationships, maintaining ending and average noninterest-bearing deposits at 36%, in line with noninterest-bearing deposits at the end of first quarter. Loan growth came in above expectation in core C&I, and expenses remain well-controlled. Our margin reflected excess cash balances held for a good part of the quarter, but our June margin of 3.24% is more representative of where we expect to see our margin in the quarter ahead. Due to our solid financial performance and prudent balance sheet management, we increased our tangible common equity ratio to more than 9%, grew our tangible book value per share by 2.1% and repurchased $16.0 million of our common stock at well below tangible book value per share.”

Mr. Wolff continued, “We expect to see earnings growth ahead. As noted, we exited the second quarter with a 13 basis points higher net interest margin in the month of June than our margin for the entire second quarter. We continue to experience positive trends in noninterest-bearing deposit inflows, and higher end-of-period loan balances than average balances for the quarter. Over the longer term, we believe we are in an excellent position to capitalize on the dramatic change we have seen in the competitive environment in California over the past two years in which many banks have either completely exited or significantly pulled back from the markets in which we operate. The proposed merger with PacWest will only accelerate the exceptional opportunity for us to continue adding new clients and banking talent that we believe will increase our market share, increase our scale and level of efficiencies, generate profitable growth, and further enhance the value of our franchise.”

Income Statement Highlights

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
	($ in thousands)
Total interest and dividend income	$116,151	$106,919	$104,112	$95,973	$88,418	$223,070	$172,687
Total interest expense	46,519	33,866	23,895	16,565	10,119	80,385	17,947
Net interest income	69,632	73,053	80,217	79,408	78,299	142,685	154,740
Net (loss) gain on sale of securities available for sale	—	—	(7,708)	—	—	—	16
Other noninterest income	6,024	7,859	6,281	5,681	7,186	13,883	13,080
Total noninterest income	6,024	7,859	(1,427)	5,681	7,186	13,883	13,096
Total revenue	75,656	80,912	78,790	85,089	85,485	156,568	167,836
Total noninterest expense	49,132	51,239	48,203	50,962	48,612	100,371	95,208
Pre-tax / pre-provision income(1)	26,524	29,673	30,587	34,127	36,873	56,197	72,628
Provision for (reversal of) credit losses	1,900	2,000	—	—	—	3,900	(31,542)
Income tax expense	6,745	7,395	9,068	9,931	10,161	14,140	28,946
Net income	$17,879	$20,278	$21,519	$24,196	$26,712	$38,157	$75,224

Net income available to common stockholders(2)	$17,879	$20,278	$21,519	$24,196	$26,712	$38,157	$70,057
(1)Non-GAAP Measure; refer to section 'Non-GAAP Measures'
(2)Balance represents the net income available to common stockholders after subtracting preferred stock dividends and the impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.
Net interest income
Q2-2023 vs Q1-2023
Net interest income decreased $3.4 million, or 4.7%, to $69.6 million for the second quarter primarily due to the impact of the higher market interest rates, changes in the balance sheet mix, and the cost of excess short-term borrowings from the FHLB and FRB related to maintaining higher levels of liquidity during the first two months of the quarter, which was partially offset by higher average balances and yields on interest-earning assets.
The net interest margin decreased 30 basis points to 3.11% for the second quarter as the average cost of funds increased 52 basis points while the average interest-earning assets yield increased 21 basis points.
The yield on average interest-earning assets increased to 5.20% for the second quarter from 4.99% in the first quarter mainly due to higher yields on loans, securities and other interest-earning assets. The overall loan yield increased 21 basis points to 5.28% during the second quarter as a result of the impact of higher market interest rates and changes in portfolio mix from originations and payoffs. The yield on securities increased 17 basis points to 4.83% due mostly to rate resets in the CLO portfolio.
The average cost of funds increased 52 basis points to 2.20% for the second quarter from 1.68% in the first quarter, driven by higher market interest rates and changes in the balance sheet mix. The cost of average interest-bearing liabilities increased 61 basis points to 3.08% for the second quarter from 2.47% in the first quarter. This increase was due partially to the cost of excess short-term borrowings from the FHLB and FRB related to maintaining excess liquidity at the end of the first quarter and into the second quarter due to the operating environment. Average noninterest-bearing deposits were $192.3 million lower and average total deposits were $61.3 million lower for the second quarter.

YTD 2023 vs YTD 2022
Net interest income decreased $12.1 million, or 7.8%, to $142.7 million for the six months ended June 30, 2023 due primarily to higher funding costs from higher market interest rates, changes in the balance sheet mix and the conservative strategy to hold extra liquidity at the end of the first quarter and into the second quarter due to the operating environment.
The net interest margin decreased 29 basis points to 3.26% as the average cost of funds increased 151 basis points while the average interest-earning assets yield increased 114 basis points between periods.
The yield on average interest-earning assets increased 114 basis points to 5.10% for the six months ended June 30, 2023, from 3.96% for the same period in 2022 due mostly to higher market interest rates and changes in the mix of interest-earning assets. The yield on average loans increased 86 basis points to 5.17% for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The yield on average investment securities increased 227 basis points for the same period. Average loans represented 80% of average earnings assets for the six months ended June 30, 2023 compared to 83% for the six months ended June 30, 2022. Average loans decreased by $238.1 million due mostly to lower average warehouse balances, partially offset by organic loan growth in other loan categories.
The average cost of funds increased 151 basis points to 1.95% for the six months ended June 30, 2023 from 0.44% for the six months ended June 30, 2022 due mostly to higher market interest rates and changes in the balance sheet mix. The average cost of total deposits increased 132 basis points to 1.44% for the six months ended June 30, 2023 compared to the same period in 2022. The cost of average interest-bearing liabilities increased 213 basis points to 2.79% for the six months ended June 30, 2023 compared to 0.66% for the same period in 2022 and included a 209 basis point increase in the cost of average interest-bearing deposits to 2.29%. The increase in the cost of these funding sources was mainly due to the impact of higher market interest rates as the average effective Federal Funds rate increased 430 basis points to 4.75% for the six months ended June 30, 2023 from 0.45% in the same period in 2022. Average noninterest-bearing deposits decreased $279.0 million for the six months ended June 30, 2023 compared to the same period in 2022 and average total deposits decreased $593.0 million. Average noninterest-bearing deposits represented 37% of total average deposits for the six months ended June 30, 2023 compared to 38% for the same period in 2022.
Provision for credit losses
Q2-2023 vs Q1-2023
The provision for credit losses was $1.9 million for the second quarter and included a $1.7 million provision for loan losses and a $1.0 million provision for credit loss for securities available-for-sale, partially offset by an $800 thousand reversal of the provision for credit losses related to lower unfunded commitments. There was a $2.0 million provision for credit losses for the first quarter of 2023. The provision for credit losses in the second quarter was mainly due to net charge-offs and an increase in specific reserves, partially offset by the change in portfolio mix and lower unfunded commitments.
YTD 2023 vs YTD 2022
During the six months ended June 30, 2023, the provision for credit losses was $3.9 million, and included a $4.2 million provision for loan losses and a $1.0 million provision for credit loss for securities available-for-sale, partially offset by a $1.3 million reversal of the provision for credit losses related to lower unfunded commitments. The provision for credit losses was a reversal of $31.5 million during the six months ended June 30, 2022, and included a $31.3 million recovery from the settlement of a loan previously charged-off in 2019.
Noninterest income
Q2-2023 vs Q1-2023
Noninterest income decreased $1.8 million to $6.0 million for the second quarter mainly due to the timing of revenue received from equity investments of $1.2 million and the prior quarter included $1.1 million in recoveries of certain charged-off loans acquired in a business combination.
YTD 2023 vs YTD 2022
Noninterest income for the six months ended June 30, 2023 increased $0.8 million to $13.9 million compared to the same period in 2022. The increase was mainly due to higher loan servicing income from higher purchased mortgage servicing asset balances, lower valuation losses on loan held for sale, and higher rental income due to an increase in subleased facilities, partially offset by lower customer services fees.

Noninterest expense
Q2-2023 vs Q1-2023
Noninterest expense decreased $2.1 million to $49.1 million for the second quarter compared to the first quarter. The decrease was due primarily to (i) lower net losses in alternative energy partnership investments of $1.7 million, (ii) lower salaries and employee benefits of $1.4 million as the first quarter included $1.0 million of severance costs and higher payroll taxes, (iii) the reversal of a provision for loan repurchases of $797 thousand, partially offset by (iv) higher marketing, recruiting and other expense of $1.2 million and (v) higher software and technology expense of $305 thousand as we continue to invest in our technology infrastructure.

Adjusted noninterest expense, which represents total operating costs(1), decreased $825 thousand to $48.4 million for the second quarter compared to $49.2 million for the prior quarter. This decrease was due to lower salaries and benefits of $1.4 million, the reversal of a provision for loan repurchases of $797 thousand and lower professional fees of $443 thousand, partially offset by higher marketing, recruiting and other expense of $1.2 million and software and technology expense of $305 thousand.
YTD 2023 vs YTD 2022
Noninterest expense for the six months ended June 30, 2023 increased $5.2 million to $100.4 million compared to the same period in 2022. The increase was due to higher (i) software and technology expense of $1.4 million related to investments in our technology infrastructure, (ii) professional fees of $1.2 million, including a $783 thousand increase in indemnified legal fees (net of insurance recoveries), (iii) marketing, recruiting and other expenses of $1.0 million, (iv) regulatory assessments of $707 thousand as the FDIC increased assessment rates in 2023 and (v) salaries and employee benefits of $687 thousand due mostly to the aforementioned severance costs.

Income taxes
Q2-2023 vs Q1-2023
Income tax expense totaled $6.7 million for the second quarter resulting in an effective tax rate of 27.4% compared to $7.4 million for the first quarter and an effective tax rate of 26.7%. The effective tax rate for the full year 2023 is estimated to be 27% to 28%.
YTD 2023 vs YTD 2022
Income tax expense totaled $14.1 million for the six months ended June 30, 2023, representing an effective tax rate of 27.0%, compared to $28.9 million and an effective tax rate of 27.8% for the six months ended June 30, 2022.
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'

Balance Sheet
At June 30, 2023, total assets were $9.37 billion, which represented a linked-quarter decrease of $668.6 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	Q2-23 vs. Q1-23	Q2-23 vs. Q2-22

	($ in thousands)
Cash and cash equivalents	$283,729	$1,010,951	$228,896	$256,058	$243,064	$(727,222)	$40,665
Securities held-to-maturity	$328,405	$328,520	$328,641	$328,757	$329,272	$(115)	$(867)
Securities available-for-sale	$922,091	$958,427	$868,297	$847,565	$865,435	$(36,336)	$56,656
Loans held-for-investment	$7,156,206	$7,054,380	$7,115,038	$7,289,320	$7,451,264	$101,826	$(295,058)
Total assets	$9,370,265	$10,038,901	$9,197,016	$9,368,578	$9,502,113	$(668,636)	$(131,848)

Noninterest-bearing deposits	$2,446,693	$2,506,616	$2,809,328	$2,943,585	$2,826,599	$(59,923)	$(379,906)
Total deposits	$6,871,076	$6,951,974	$7,120,921	$7,280,385	$7,558,683	$(80,898)	$(687,607)
Borrowings (1)	$1,422,118	$2,007,665	$1,002,254	$1,011,767	$884,282	$(585,547)	$537,836
Total liabilities	$8,413,211	$9,079,994	$8,237,398	$8,416,588	$8,552,983	$(666,783)	$(139,772)
Total equity	$957,054	$958,907	$959,618	$951,990	$949,130	$(1,853)	$7,924
(1)Represents FHLB advances and FRB borrowings, Other borrowings, and Long-term debt, net.
Investments
Securities held-to-maturity totaled $328.4 million at June 30, 2023 and included $214.2 million in agency securities and $114.2 million in municipal securities. As of June 30, 2023, securities held-to-maturity had aggregate unrealized net losses of $61.4 million, of which $15.3 million related to unrealized losses from the transfer of certain fixed-rate mortgage-backed securities (MBS) and municipal securities from the available-for-sale portfolio to the held-to-maturity portfolio in the prior year. These unrealized losses related primarily to changes in overall interest rates.
Securities available-for-sale decreased $36.3 million during the second quarter to $922.1 million at June 30, 2023, due to one bond of $20.0 million that was called, principal payments of $8.0 million and an increase in unrealized net losses of $7.3 million. The increase in unrealized net losses were due to wider credit spreads within corporate debt securities and the impact of higher market interest rates on agency collateralized mortgage obligations (CMOs) and non-agency residential mortgage-backed securities (MBS), which was partly offset by improvement in the valuation of collateralized loan obligations (CLOs). Securities available-for-sale had aggregate unrealized net losses of $54.1 million. These unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations of MBS, CMOs, CLOs and corporate debt securities. We also recorded a provision for credit losses of $1.0 million for corporate debt securities of other financial institutions due to downgrades in their ratings.
As of June 30, 2023, the securities available-for-sale portfolio included $482.8 million of CLOs, $171.0 million of agency securities, $147.6 million of corporate debt securities, $111.5 million of residential CMOs, and $9.2 million of SBA securities. The CLO portfolio, which is comprised of AAA and AA-rated securities, represented 39% of the total securities portfolio and the carrying value included an unrealized net loss of $7.7 million at June 30, 2023, compared to 37% of the total securities portfolio and an unrealized net loss of $11.2 million at March 31, 2023.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	($ in thousands)
Composition of loans
Commercial real estate	$1,266,438	$1,302,277	$1,259,651	$1,240,927	$1,204,414
Multifamily	1,654,152	1,678,300	1,689,943	1,698,455	1,572,308
Construction	264,684	260,167	243,553	236,495	228,341
Commercial and industrial	1,214,314	1,150,416	1,243,452	1,227,054	1,273,307
Commercial and industrial - warehouse lending	786,094	636,731	602,508	766,362	1,160,157
SBA	62,898	65,040	68,137	85,674	92,235
Total commercial loans	5,248,580	5,092,931	5,107,244	5,254,967	5,530,762
Single-family residential mortgage	1,820,721	1,877,114	1,920,806	1,947,652	1,832,279
Other consumer	86,905	84,335	86,988	86,701	88,223
Total consumer loans	1,907,626	1,961,449	2,007,794	2,034,353	1,920,502
Total gross loans	$7,156,206	$7,054,380	$7,115,038	$7,289,320	$7,451,264
Composition percentage of loans
Commercial real estate	17.7%	18.5%	17.7%	17.0%	16.2%
Multifamily	23.1%	23.8%	23.8%	23.3%	21.1%
Construction	3.7%	3.7%	3.4%	3.2%	3.1%
Commercial and industrial	17.0%	16.3%	17.5%	16.8%	17.1%
Commercial and industrial - warehouse lending	11.0%	9.0%	8.4%	10.6%	15.5%
SBA	0.9%	0.9%	1.0%	1.2%	1.2%
Total commercial loans	73.4%	72.2%	71.8%	72.1%	74.2%
Single-family residential mortgage	25.4%	26.6%	27.0%	26.7%	24.6%
Other consumer	1.2%	1.2%	1.2%	1.2%	1.2%
Total consumer loans	26.6%	27.8%	28.2%	27.9%	25.8%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Total loans ended the second quarter of 2023 at $7.16 billion, up $101.8 million from $7.05 billion at March 31, 2023, due mostly to a $149.4 million increase in warehouse lending balances and a $63.9 million increase in commercial and industrial loans, partially offset by a $56.4 million decrease in single-family residential (SFR) loans, a $35.8 million decrease in commercial real estate (CRE) loans, and a $24.1 million decrease in multifamily loans. Loan fundings of $441.1 million in the second quarter included net warehouse advances of $149.4 million, offset by other loan paydowns and payoffs of $340.1 million.

Loan concentrations were well-diversified between products and industries. Notably, the CRE portfolio of $1.27 billion had balances related to office loans of $351.9 million, which was 4.9% of total loans. This portfolio was comprised of general office of $265.1 million with a weighted average LTV of 53% and debt service coverage ratio of 1.6x and medical office of $86.8 million with a weighted average LTV of 55% and debt service coverage ratio of 2.3x.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,446,693	$2,506,616	$2,809,328	$2,943,585	$2,826,599
Interest-bearing checking	1,713,465	1,862,003	1,947,247	1,921,816	2,359,857
Savings and money market	1,057,326	998,365	1,174,925	1,478,045	1,622,922
Non-brokered certificates of deposit	579,789	585,272	584,476	614,569	615,719
Brokered certificates of deposit	1,073,803	999,718	604,945	322,370	133,586
Total deposits	$6,871,076	$6,951,974	$7,120,921	$7,280,385	$7,558,683
Composition percentage of deposits
Noninterest-bearing checking	35.6%	36.1%	39.5%	40.4%	37.4%
Interest-bearing checking	24.9%	26.8%	27.3%	26.4%	31.2%
Savings and money market	15.4%	14.3%	16.5%	20.4%	21.5%
Non-brokered certificates of deposit	8.5%	8.4%	8.2%	8.4%	8.1%
Brokered certificates of deposit	15.6%	14.4%	8.5%	4.4%	1.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits decreased $80.9 million during the second quarter of 2023 to $6.87 billion at June 30, 2023, due mostly to lower interest-bearing checking balances of $148.5 million and noninterest-bearing checking balances of $59.9 million, partially offset by higher certificate of deposit balances of $68.6 million and higher savings and money market balances of $59.0 million.

We continue to focus on growing granular relationship-based deposits and strategically replacing short-term wholesale funding as we actively manage our funding costs. Noninterest-bearing checking totaled $2.45 billion and represented 36% of total deposits at June 30, 2023, compared to $2.51 billion, or 36% of total deposits, at March 31, 2023.

Insured deposits of $4.80 billion and collateralized deposits of $314.8 million represented 74% of total deposits at June 30, 2023, compared to insured deposits of $4.77 billion and collateralized deposits of $314.6 million, which represented 73% of total deposits at March 31, 2023.
Debt
During the first quarter of 2023, in response to volatility in the financial markets, we proactively performed liquidity-enhancing measures, including additional advances from the FHLB and draws on available FRB facilities. We reduced our excess liquidity toward the end of the second quarter as volatility in the markets began to stabilize. Advances from the FHLB and FRB borrowings decreased $584.7 million during the second quarter to $1.15 billion at June 30, 2023. FHLB advances included $811.0 million in term advances with a weighted average life of 3.4 years and weighted average interest rate of 3.04%. We also utilized available capacity from the FRB through $340.0 million in short-term borrowings.
During the second quarter of 2023, we repurchased senior notes with an outstanding balance of $1.0 million at a discount and recognized an $80 thousand gain.
Equity
During the second quarter, total stockholders’ equity decreased by $1.9 million to $957.1 million and tangible common equity(1) decreased by $1.4 million to $836.1 million at June 30, 2023. The decrease in total stockholders’ equity for the second quarter resulted from (i) repurchases of common stock of $16.0 million, (ii) dividends to common stockholders of $6.0 million, partially offset by (iii) net income of $17.9 million, (iv) share-based compensation expense of $1.7 million and (v) net unrealized gains in accumulated other comprehensive income of $0.7 million.
Book value per common share increased $0.34 during the second quarter to $16.67 as of June 30, 2023 due mostly to net income and common stock repurchases, offset by dividends. Tangible common equity per share(1) also increased $0.30 during the second quarter to $14.56 as of June 30, 2023 due to the same drivers.
(1)Non-GAAP measures; refer to section 'Non-GAAP Measures'

Capital and Liquidity
Capital ratios remain strong with total risk-based capital at 14.26% and a tier 1 leverage ratio of 9.54% at June 30, 2023. The following table sets forth our regulatory capital ratios as of the dates indicated:

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	14.26%	14.22%	14.21%	13.86%	13.69%
Tier 1 risk-based capital ratio	11.88%	11.79%	11.80%	11.43%	11.29%
Common equity tier 1 capital ratio	11.88%	11.79%	11.80%	11.43%	11.29%
Tier 1 leverage ratio	9.54%	9.65%	9.70%	9.52%	9.58%
Banc of California, NA
Total risk-based capital ratio	15.64%	15.93%	16.02%	15.70%	15.54%
Tier 1 risk-based capital ratio	14.60%	14.83%	14.94%	14.56%	14.41%
Common equity tier 1 capital ratio	14.60%	14.83%	14.94%	14.56%	14.41%
Tier 1 leverage ratio(2)	11.56%	12.14%	12.25%	12.12%	12.27%
(1)June 30, 2023 capital ratios are preliminary.
(2)The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 5 basis points at June 30, 2023.

At June 30, 2023, total cash and cash equivalents were $283.7 million, a decrease of $727.2 million from March 31, 2023 as we reduced the extra liquidity that was deployed in the first quarter as a result of the operating environment. Combined with unpledged securities available-for-sale of $716.4 million and total available borrowing capacity of $2.93 billion, total liquid assets and unused borrowing capacity of $3.93 billion was 2.2 times greater than total uninsured and uncollateralized deposits of $1.76 billion.

Credit Quality

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$64,746	$35,581	$46,666	$38,694	$38,285
90+ days delinquent	40,169	37,060	44,554	18,843	23,905
Total delinquent loans	$104,915	$72,641	$91,220	$57,537	$62,190
Total delinquent loans to total loans	1.47%	1.03%	1.28%	0.79%	0.83%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$67,306	$56,545	$55,251	$42,674	$44,443
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	67,306	56,545	55,251	42,674	44,443
Other real estate owned	882	—	—	—	—
Non-performing assets	$68,188	$56,545	$55,251	$42,674	$44,443
ALL to non-performing loans	120.17%	149.54%	155.58%	216.63%	211.04%
Non-performing loans to total loans held-for-investment	0.94%	0.80%	0.78%	0.59%	0.60%
Non-performing assets to total assets	0.73%	0.56%	0.60%	0.46%	0.47%
At June 30, 2023, total delinquent loans were $104.9 million, and included SFR mortgages of $65.9 million, or 62.8% of total delinquent loans. During the second quarter, delinquent loans increased $32.3 million due to total additions of $49.4 million, offset by cures of $9.0 million and amortization and other removals of $8.1 million.

At June 30, 2023, non-performing loans were $67.3 million, and included $33.5 million of SFR mortgage loans, $21.2 million of commercial and industrial loans and $9.6 million of SBA loans. During the second quarter, non-performing loans increased $10.8 million due to total additions of $16.7 million, offset by $6.0 million in charge-offs, amortization and other removals. Excluding SFR mortgages, which are well-secured with low loan-to-value ratios, non-performing loans increased $1.9 million from the prior quarter. At June 30, 2023, there were $2.7 million of non-performing loans, primarily consisting of SFR mortgages that were in a current payment status, however are considered nonaccrual based on other criteria.

At June 30, 2023, non-performing assets included $882 thousand of real estate owned, consisting of one single-family residence we acquired in the second quarter.

Allowance for Credit Losses - Loans

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$84,560	$85,960	$92,444	$93,793	$93,226
Loans charged off	(5,667)	(3,949)	(7,641)	(912)	(494)
Recoveries	326	49	57	63	1,561
Net (charge-offs) recoveries	(5,341)	(3,900)	(7,584)	(849)	1,067
Provision for (reversal of) loan losses	1,664	2,500	1,100	(500)	(500)
Balance at end of period	$80,883	$84,560	$85,960	$92,444	$93,793
Reserve for unfunded loan commitments (RUC)
Balance at beginning of period	$4,805	$5,305	$6,405	$5,905	$5,405
(Reversal of) provision for credit losses	(800)	(500)	(1,100)	500	500
Balance at end of period	4,005	4,805	5,305	6,405	5,905
Allowance for credit losses (ACL) - Loans	$84,888	$89,365	$91,265	$98,849	$99,698

ALL to total loans	1.13%	1.20%	1.21%	1.27%	1.26%
ACL to total loans	1.19%	1.27%	1.28%	1.36%	1.34%
ACL to NPLs	126.12%	158.04%	165.18%	231.64%	224.33%
ACL to NPAs	124.49%	158.04%	165.18%	231.64%	224.33%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.30%	0.22%	0.42%	0.05%	(0.06)%

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $84.9 million, or 1.19% of total loans, at June 30, 2023, compared to $89.4 million, or 1.27% of total loans, at March 31, 2023. The ACL decreased by $4.5 million due to: (i) net charge-offs of $5.3 million of which $3.0 million was specifically reserved for at March 31, 2023, (ii) lower reserves of $4.2 million due to changes in the portfolio mix including lower non-warehouse loans and other factors, partially offset by (iii) new and increases to existing specific reserves totaling $3.1 million. The ACL coverage of non-performing loans was 126% at June 30, 2023 compared to 158% at March 31, 2023.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables released by the model provider during June 2023. The published forecasts consider the Federal Reserve's monetary policy, labor market constraints, inflation levels, global oil prices and changes in real estate values, among other factors.

Conference Call
In light of today’s announcement that the Company and PacWest Bancorp have entered into a definitive merger agreement, the Company has canceled its conference call to discuss its second quarter 2023 financial results that was scheduled for 10:00 a.m. Pacific Time (PT) on Wednesday, July 26, 2023. Instead, the Company and PacWest Bancorp will jointly host a conference call today (July 25, 2023) at 2:30 p.m. Pacific Time (PT) to discuss the merger and the Company will also discuss its second quarter 2023 financial results. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 2706567. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 2726440.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.37 billion in assets at June 30, 2023 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 33 offices including 27 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solution through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. (the Company) with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and anticipated increases in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity, the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of Deepstack Technologies, LLC (Deepstack), reputational risk, regulatory risk and potential adverse reactions of the Company's or Deepstack's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) the risks, uncertainties and assumptions set forth under the heading, “Cautionary Note Regarding Forward-Looking Statements” in the joint press release issued by the Company and PacWest Bancorp on the date hereof with respect to the proposed merger transaction between the Company and PacWest Bancorp; and (xx) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

No Offer or Solicitation

This press release is not a proxy statement or solicitation or a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, PacWest Bancorp or the combined company, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This press release relates to the proposed transaction between the Company and PacWest Bancorp and the proposed investment in the Company by Warburg Pincus LLC and Centerbridge Partners, L.P. The Company intends to file a registration statement on Form S-4 with the SEC, which will include a preliminary joint proxy statement/prospectus to be distributed to holders of the Company’s common stock and PacWest Bancorp’s common stock in connection with the Company’s and PacWest Bancorp’s solicitation of proxies for the vote by the Company’s stockholders and PacWest Bancorp’s stockholders with respect to the proposed transaction. After the registration statement has been filed and declared effective, the Company and PacWest Bancorp will mail a definitive joint proxy statement/prospectus to their respective stockholders that, as of the applicable record date, are entitled to vote on the matters being considered at the Company stockholder meeting and at the PacWest Bancorp stockholder meeting, as applicable. The Company or PacWest Bancorp may also file other documents with the SEC regarding the proposed transaction.

Before making any voting or investment decision, investors and security holders are urged to carefully read the entire registration statement and joint proxy statement/prospectus (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) when they become available, and any other relevant documents filed with the SEC, And the definitive versions thereof (when they become available), as well as any amendments or supplements to SUCH documents, CAREFULLY AND IN THEIR ENTIRETY because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by the Company or PacWest Bancorp through the website maintained by the SEC at www.sec.gov.

The documents filed by the Company or PacWest Bancorp with the SEC also may be obtained free of charge at the Company’s or PacWest Bancorp’s website at https://investors.bancofcal.com, under the heading “Financials and Filings” or www.pacwestbancorp.com, under the heading “SEC Filings”, respectively, or upon written request to the Company, Attention: Investor Relations, 3 MacArthur Place, Santa Ana, CA 92707 or PacWest Bancorp, Attention: Investor Relations, 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212 , respectively.

Participants in Solicitation

The Company and PacWest Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders or PacWest Bancorp’s stockholders in connection with the proposed transaction under the rules of the SEC. The Company’s stockholders, PacWest Bancorp’s stockholders and other interested persons will be able to obtain, without charge, more detailed information regarding the names, affiliations and interests of directors and executive officers of the Company and PacWest Bancorp in the Company’s registration statement on Form S-4 that will be filed, as well other documents filed by the Company or PacWest Bancorp from time to time with the SEC. Other information regarding persons who may, under the rules of the SEC, be deemed the participants in the proxy solicitation of the Company’s or PacWest Bancorp’s stockholders in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the preliminary joint proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC regarding the proposed transaction (if and when they become available). You may obtain free copies of these documents at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by the Company or PacWest Bancorp will also be available free of charge from the Company or PacWest Bancorp using the contact information above.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
ASSETS
Cash and cash equivalents	$283,729	$1,010,951	$228,896	$256,058	$243,064
Securities held-to-maturity	328,405	328,520	328,641	328,757	329,272
Securities available-for-sale	922,091	958,427	868,297	847,565	865,435
Loans	7,156,206	7,054,380	7,115,038	7,289,320	7,451,264
Allowance for loan losses	(80,883)	(84,560)	(85,960)	(92,444)	(93,793)
Federal Home Loan Bank and other bank stock	60,281	70,334	57,092	54,428	51,489
Premises and equipment, net	108,235	108,087	107,345	107,728	108,523
Goodwill	114,312	114,312	114,312	114,312	95,127
Other intangible assets, net	6,603	7,065	7,526	8,081	4,677
Deferred income tax, net	64,001	54,450	50,518	56,376	54,455
Bank owned life insurance investment	128,973	128,022	127,122	126,199	125,326
Other assets	278,312	288,913	278,189	272,198	267,274
Total assets	$9,370,265	$10,038,901	$9,197,016	$9,368,578	$9,502,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,446,693	$2,506,616	$2,809,328	$2,943,585	$2,826,599
Interest-bearing deposits	4,424,383	4,445,358	4,311,593	4,336,800	4,732,084
Total deposits	6,871,076	6,951,974	7,120,921	7,280,385	7,558,683
FHLB advances and FRB borrowings	1,147,997	1,732,670	727,348	727,021	511,695
Other borrowings	—	—	—	10,000	98,000
Long-term debt, net	274,121	274,995	274,906	274,746	274,587
Accrued expenses and other liabilities	120,017	120,355	114,223	124,436	110,018
Total liabilities	8,413,211	9,079,994	8,237,398	8,416,588	8,552,983
Commitments and contingent liabilities
Common stock	653	653	651	652	647
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	867,994	866,306	866,478	864,806	856,079
Retained earnings	275,430	263,524	248,988	231,084	210,471
Treasury stock	(137,270)	(121,092)	(115,907)	(96,978)	(84,013)
Accumulated other comprehensive loss, net	(49,758)	(50,489)	(40,597)	(47,579)	(34,059)
Total stockholders’ equity	957,054	958,907	959,618	951,990	949,130
Total liabilities and stockholders’ equity	$9,370,265	$10,038,901	$9,197,016	$9,368,578	$9,502,113

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Interest and dividend income
Loans, including fees	$92,889	$87,418	$88,717	$83,699	$78,895	$180,307	$155,129
Securities	15,804	14,909	12,905	10,189	8,124	30,713	15,433
Other interest-earning assets	7,458	4,592	2,490	2,085	1,399	12,050	2,125
Total interest and dividend income	116,151	106,919	104,112	95,973	88,418	223,070	172,687
Interest expense
Deposits	28,118	20,527	14,278	8,987	3,180	48,645	4,568
FHLB advances and FRB borrowings	14,703	9,648	5,528	3,558	3,114	24,351	6,067
Other interest-bearing liabilities	3,698	3,691	4,089	4,020	3,825	7,389	7,312
Total interest expense	46,519	33,866	23,895	16,565	10,119	80,385	17,947
Net interest income	69,632	73,053	80,217	79,408	78,299	142,685	154,740
Provision for (reversal of) credit losses	1,900	2,000	—	—	—	3,900	(31,542)
Net interest income after provision for (reversal of) credit losses	67,732	71,053	80,217	79,408	78,299	138,785	186,282
Noninterest income
Customer service fees	2,022	1,979	2,066	2,462	2,578	4,001	5,012
Loan servicing income	574	547	561	636	109	1,121	321
Income from bank owned life insurance	951	900	923	873	810	1,851	1,606
Net (loss) gain on sale of securities available for sale	—	—	(7,708)	—	—	—	16
All other income	2,477	4,433	2,731	1,710	3,689	6,910	6,141
Total noninterest income	6,024	7,859	(1,427)	5,681	7,186	13,883	13,096
Noninterest expense
Salaries and employee benefits	28,282	29,656	27,812	27,997	28,264	57,938	57,251
Occupancy and equipment	5,603	5,526	5,740	5,796	5,741	11,129	11,378
Professional fees	4,001	4,072	3,193	3,957	4,001	8,073	6,840
Data processing	1,686	1,563	1,744	1,699	1,782	3,249	3,610
Regulatory assessments	1,301	1,202	905	925	1,021	2,503	1,796
Software and technology	3,579	3,274	3,197	3,659	2,747	6,853	5,447
Reversal of loan repurchase reserves	(808)	(11)	(17)	(26)	(490)	(819)	(961)
Amortization of intangible assets	462	461	555	396	313	923	754
Acquisition, integration and transaction costs	—	—	—	2,080	—	—	—
All other expense	5,062	3,878	4,466	3,975	4,190	8,940	7,892
Total noninterest expense before loss (gain) in alternative energy partnership investments	49,168	49,621	47,595	50,458	47,569	98,789	94,007
Loss (gain) in alternative energy partnership investments	(36)	1,618	608	504	1,043	1,582	1,201
Total noninterest expense	49,132	51,239	48,203	50,962	48,612	100,371	95,208
Income before income taxes	24,624	27,673	30,587	34,127	36,873	52,297	104,170
Income tax expense	6,745	7,395	9,068	9,931	10,161	14,140	28,946
Net income	17,879	20,278	21,519	24,196	26,712	38,157	75,224
Preferred stock dividends	—	—	—	—	—	—	1,420
Impact of preferred stock redemption	—	—	—	—	—	—	3,747
Net income available to common stockholders	$17,879	$20,278	$21,519	$24,196	$26,712	$38,157	$70,057
Earnings per common share:
Basic	$0.31	$0.34	$0.36	$0.40	$0.44	$0.65	$1.13
Diluted	$0.31	$0.34	$0.36	$0.40	$0.43	$0.65	$1.13
Weighted average number of common shares outstanding
Basic	57,980,534	59,014,187	59,252,995	60,044,403	61,350,802	58,494,506	61,974,582
Diluted	58,026,007	59,206,619	59,725,283	60,492,460	61,600,615	58,600,313	62,248,376
Dividends declared per common share	$0.10	$0.10	$0.06	$0.06	$0.06	$0.20	$0.12

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Profitability and other ratios of consolidated operations
Return on average assets (ROAA)(1)	0.75%	0.88%	0.92%	1.02%	1.15%	0.81%	1.62%
Adjusted ROAA(1)(2)	0.77%	0.94%	1.15%	1.13%	1.19%	0.85%	1.64%
Return on average equity(1)	7.19%	8.18%	8.63%	9.99%	11.05%	7.69%	15.02%
Return on average tangible common equity(1)(2)	8.34%	9.46%	10.02%	11.33%	12.42%	8.90%	16.33%
Pre-tax pre-provision income ROAA(1)(2)	1.11%	1.29%	1.31%	1.44%	1.58%	1.20%	1.56%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.14%	1.38%	1.63%	1.59%	1.65%	1.26%	1.60%
Dividend payout ratio(3)	32.26%	29.41%	16.67%	15.00%	13.64%	30.77%	10.62%
Average loan yield	5.28%	5.07%	4.92%	4.54%	4.35%	5.17%	4.31%
Average cost of interest-bearing deposits	2.60%	1.98%	1.34%	0.77%	0.28%	2.29%	0.20%
Average cost of total deposits	1.67%	1.22%	0.79%	0.47%	0.17%	1.44%	0.12%
Net interest spread	2.12%	2.52%	2.98%	3.13%	3.30%	2.31%	3.30%
Net interest margin(1)	3.11%	3.41%	3.69%	3.58%	3.58%	3.26%	3.55%
Noninterest income to total revenue(4)	7.96%	9.71%	(1.81)%	6.68%	8.41%	8.87%	7.80%
Adjusted noninterest income to adjusted total revenue(2)(4)	7.96%	9.71%	7.26%	6.68%	8.41%	8.87%	7.79%
Noninterest expense to average total assets(1)	2.05%	2.23%	2.07%	2.15%	2.09%	2.14%	2.05%
Adjusted noninterest expense to average total assets(1)(2)	2.02%	2.14%	2.08%	2.00%	2.02%	2.08%	2.02%
Efficiency ratio(2)(5)	64.94%	63.33%	61.18%	59.89%	56.87%	64.11%	56.73%
Adjusted efficiency ratio(2)(6)	63.99%	60.86%	56.03%	55.66%	55.11%	62.37%	55.81%
Average loans to average deposits	104.25%	102.35%	100.25%	97.34%	98.21%	103.30%	98.25%
Average securities to average total assets	13.64%	13.93%	13.19%	12.70%	13.02%	13.78%	13.39%
Average stockholders’ equity to average total assets	10.37%	10.78%	10.69%	10.21%	10.38%	10.57%	10.78%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2023			March 31, 2023			December 31, 2022
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,240,280	$38,350	4.75%	$3,242,780	$37,066	4.64%	$3,223,614	$36,214	4.46%
Commercial and industrial and SBA	1,882,673	34,222	7.29%	1,765,299	29,544	6.79%	1,909,144	31,492	6.54%
SFR mortgage	1,848,747	18,901	4.10%	1,897,763	19,441	4.15%	1,932,397	19,661	4.04%
Other consumer	84,916	1,371	6.48%	84,786	1,308	6.26%	86,273	1,335	6.14%
Loans held-for-sale	4,400	45	4.10%	4,330	59	5.53%	4,352	15	1.37%
Gross loans and leases	7,061,016	92,889	5.28%	6,994,958	87,418	5.07%	7,155,780	88,717	4.92%
Securities	1,311,362	15,804	4.83%	1,297,640	14,909	4.66%	1,221,147	12,905	4.19%
Other interest-earning assets	595,234	7,458	5.03%	389,051	4,592	4.79%	239,336	2,490	4.13%
Total interest-earning assets	8,967,612	116,151	5.20%	8,681,649	106,919	4.99%	8,616,263	104,112	4.79%
Allowance for loan losses	(82,282)			(84,267)			(91,606)
BOLI and noninterest-earning assets	725,909			719,827			732,654
Total assets	$9,611,239			$9,317,209			$9,257,311

Interest-bearing liabilities
Interest-bearing checking	$1,761,341	$9,751	2.22%	$1,951,618	$8,514	1.77%	$1,854,333	$4,998	1.07%
Savings and money market	1,015,181	2,609	1.03%	1,070,911	2,001	0.76%	1,308,383	2,379	0.72%
Certificates of deposit	1,566,636	15,758	4.03%	1,189,658	10,012	3.41%	1,072,953	6,901	2.55%
Total interest-bearing deposits	4,343,158	28,118	2.60%	4,212,187	20,527	1.98%	4,235,669	14,278	1.34%
FHLB advances and FRB borrowings	1,441,244	14,703	4.09%	1,067,125	9,648	3.67%	684,177	5,528	3.21%
Other borrowings	358	3	3.36%	4,773	57	4.84%	41,075	414	4.00%
Long-term debt	275,012	3,695	5.39%	274,939	3,634	5.36%	274,812	3,675	5.31%
Total interest-bearing liabilities	6,059,772	46,519	3.08%	5,559,024	33,866	2.47%	5,235,733	23,895	1.81%
Noninterest-bearing deposits	2,425,719			2,617,973			2,897,755
Noninterest-bearing liabilities	128,699			135,418			134,409
Total liabilities	8,614,190			8,312,415			8,267,897
Total stockholders’ equity	997,049			1,004,794			989,414
Total liabilities and stockholders’ equity	$9,611,239			$9,317,209			$9,257,311

Net interest income/spread		$69,632	2.12%		$73,053	2.52%		$80,217	2.98%
Net interest margin			3.11%			3.41%			3.69%

Ratio of interest-earning assets to interest-bearing liabilities	148%			156%			165%
Total deposits	$6,768,877	$28,118	1.67%	$6,830,160	$20,527	1.22%	$7,133,424	$14,278	0.79%
Total funding (1)	$8,485,491	$46,519	2.20%	$8,176,997	$33,866	1.68%	$8,133,488	$23,895	1.17%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	September 30, 2022			June 30, 2022
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,142,772	$34,269	4.33%	$2,889,652	$31,290	4.34%
Commercial and industrial and SBA	2,151,511	29,296	5.40%	2,527,506	29,334	4.66%
SFR mortgage	1,927,694	18,699	3.85%	1,755,719	16,795	3.84%
Other consumer	87,335	1,331	6.05%	93,160	1,450	6.24%
Loans held-for-sale	4,207	104	9.81%	3,618	26	2.88%
Gross loans and leases	7,313,519	83,699	4.54%	7,269,655	78,895	4.35%
Securities	1,194,942	10,189	3.38%	1,216,612	8,124	2.68%
Other interest-earning assets	292,819	2,085	2.82%	295,715	1,399	1.90%
Total interest-earning assets	8,801,280	95,973	4.33%	8,781,982	88,418	4.04%
Allowance for loan losses	(93,517)			(94,217)
BOLI and noninterest-earning assets	700,977			654,931
Total assets	$9,408,740			$9,342,696

Interest-bearing liabilities
Interest-bearing checking	$2,285,071	$3,880	0.67%	$2,363,233	$1,457	0.25%
Savings and money market	1,536,438	2,236	0.58%	1,598,663	860	0.22%
Certificates of deposit	832,506	2,871	1.37%	631,415	863	0.55%
Total interest-bearing deposits	4,654,015	8,987	0.77%	4,593,311	3,180	0.28%
FHLB advances	482,842	3,558	2.92%	485,629	3,114	2.57%
Other borrowings	70,431	412	2.32%	117,688	325	1.11%
Long-term debt	274,665	3,608	5.21%	274,515	3,500	5.11%
Total interest-bearing liabilities	5,481,953	16,565	1.20%	5,471,143	10,119	0.74%
Noninterest-bearing deposits	2,855,220			2,804,877
Noninterest-bearing liabilities	110,761			96,791
Total liabilities	8,447,934			8,372,811
Total stockholders’ equity	960,806			969,885
Total liabilities and stockholders’ equity	$9,408,740			$9,342,696

Net interest income/spread		$79,408	3.13%		$78,299	3.30%
Net interest margin			3.58%			3.58%

Ratio of interest-earning assets to interest-bearing liabilities	161%			161%
Total deposits	$7,509,235	$8,987	0.47%	$7,398,188	$3,180	0.17%
Total funding (1)	$8,337,173	$16,565	0.79%	$8,276,020	$10,119	0.49%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2023			June 30, 2022
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,241,523	$75,415	4.69%	$2,870,339	$62,658	4.40%
Commercial and industrial and SBA	1,824,310	63,768	7.05%	2,637,413	59,376	4.54%
SFR mortgage	1,873,120	38,341	4.13%	1,659,633	30,068	3.65%
Other consumer	84,851	2,679	6.37%	95,326	2,973	6.29%
Loans held-for-sale	4,365	104	4.80%	3,523	54	3.09%
Gross loans and leases	7,028,169	180,307	5.17%	7,266,234	155,129	4.31%
Securities	1,304,539	30,713	4.75%	1,254,137	15,433	2.48%
Other interest-earning assets	492,712	12,050	4.93%	280,611	2,125	1.53%
Total interest-earning assets	8,825,420	223,070	5.10%	8,800,982	172,687	3.96%
Allowance for credit losses	(83,269)			(93,422)
BOLI and noninterest-earning assets	722,884			659,804
Total assets	$9,465,035			$9,367,364

Interest-bearing liabilities
Interest-bearing checking	$1,855,954	$18,265	1.98%	$2,386,120	$2,097	0.18%
Savings and money market	1,042,892	4,610	0.89%	1,635,747	1,371	0.17%
Certificates of deposit	1,379,188	25,770	3.77%	570,170	1,100	0.39%
Total interest-bearing deposits	4,278,034	48,645	2.29%	4,592,037	4,568	0.20%
FHLB advances	1,255,218	24,351	3.91%	472,760	6,067	2.59%
Other borrowings	2,554	59	4.66%	117,095	379	0.65%
Long-term debt	274,975	7,330	5.38%	274,466	6,933	5.09%
Total interest-bearing liabilities	5,810,781	80,385	2.79%	5,456,358	17,947	0.66%
Noninterest-bearing deposits	2,521,314			2,800,281
Noninterest-bearing liabilities	132,040			101,048
Total liabilities	8,464,135			8,357,687
Total stockholders’ equity	1,000,900			1,009,677
Total liabilities and stockholders’ equity	$9,465,035			$9,367,364

Net interest income/spread		$142,685	2.31%		$154,740	3.30%
Net interest margin			3.26%			3.55%

Ratio of interest-earning assets to interest-bearing liabilities	152%			161%
Total deposits	$6,799,348	$48,645	1.44%	$7,392,318	$4,568	0.12%
Total funding (1)	$8,332,095	$80,385	1.95%	$8,256,639	$17,947	0.44%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest income to adjusted total revenue, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income, adjusted PTPP income, PTPP income ROAA, adjusted PTPP income ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS), adjusted return on average assets (ROAA) and adjusted common equity tier 1 (CET 1) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net income available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is calculated by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is calculated by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is calculated by dividing noninterest expense by total revenue. Adjusted efficiency ratio is calculated by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income is calculated by adjusting net income for tax-effected noninterest income and noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is calculated by dividing annualized adjusted net income by average assets. Adjusted net income available to common stockholders is calculated by removing the impact of preferred stock redemptions from adjusted net income. Adjusted diluted earnings per share is calculated by dividing adjusted net income available to common stockholders by the weighted average diluted common shares outstanding.
Common equity tier 1 and the common equity tier 1 ratio are defined by regulatory capital rules. Adjusted CET 1 is calculated by subtracting net unrealized losses on securities from CET 1 capital and provided to reflect management’s assessment of capital impacts from net unrealized losses on securities. Capital ratios as of June 30, 2023 are preliminary.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,370,265	$10,038,901	$9,197,016	$9,368,578	$9,502,113
Less goodwill	(114,312)	(114,312)	(114,312)	(114,312)	(95,127)
Less other intangible assets	(6,603)	(7,065)	(7,526)	(8,081)	(4,677)
Tangible assets(1)	$9,249,350	$9,917,524	$9,075,178	$9,246,185	$9,402,309

Total stockholders' equity	$957,054	$958,907	$959,618	$951,990	$949,130
Less goodwill	(114,312)	(114,312)	(114,312)	(114,312)	(95,127)
Less other intangible assets	(6,603)	(7,065)	(7,526)	(8,081)	(4,677)
Tangible common equity(1)	836,139	837,530	837,780	829,597	849,326

Total stockholders' equity to total assets	10.21%	9.55%	10.43%	10.16%	9.99%
Tangible common equity to tangible assets(1)	9.04%	8.44%	9.23%	8.97%	9.03%

Common shares outstanding	56,944,706	58,237,303	58,544,534	59,679,558	59,985,736
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	57,422,027	58,714,624	59,021,855	60,156,879	60,463,057

Book value per common share	$16.67	$16.33	$16.26	$15.83	$15.70
Tangible common equity per share(1)	$14.56	$14.26	$14.19	$13.79	$14.05
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Return on tangible common equity
Average total stockholders' equity	$997,049	$1,004,794	$989,414	$960,806	$969,885	$1,000,900	$1,009,677
Less average preferred stock	—	—	—	—	—	—	(37,773)
Average common stockholders' equity	997,049	1,004,794	989,414	960,806	969,885	1,000,900	971,904
Less average goodwill	(114,312)	(114,312)	(114,312)	(98,916)	(95,127)	(114,312)	(94,719)
Less average other intangible assets	(6,885)	(7,355)	(7,869)	(4,570)	(4,869)	(7,119)	(5,543)
Average tangible common equity(1)	$875,852	$883,127	$867,233	$857,320	$869,889	$879,469	$871,642

Net income available to common stockholders	$17,879	$20,278	$21,519	$24,196	$26,712	$38,157	$70,057
Add amortization of intangible assets	462	461	555	396	313	923	754
Less tax effect on amortization of intangible assets(2)	(137)	(136)	(164)	(117)	(93)	(273)	(223)
Net income available to common stockholders after adjustments for intangible assets(1)	$18,204	$20,603	$21,910	$24,475	$26,932	$38,807	$70,588

Return on average equity	7.19%	8.18%	8.63%	9.99%	11.05%	7.69%	15.02%
Return on average tangible common equity(1)	8.34%	9.46%	10.02%	11.33%	12.42%	8.90%	16.33%
(1)Non-GAAP measure.
(2)Adjustments shown at a statutory tax rate of 29.6%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Adjusted noninterest income
Total noninterest income	$6,024	$7,859	$(1,427)	$5,681	$7,186	$13,883	$13,096
Noninterest income adjustments:
Net loss (gain) on sale of securities available for sale	—	—	7,708	—	—	—	(16)
Adjusted noninterest income(1)	$6,024	$7,859	$6,281	$5,681	$7,186	$13,883	$13,080

Adjusted noninterest expense
Total noninterest expense	$49,132	$51,239	$48,203	$50,962	$48,612	$100,371	$95,208
Noninterest expense adjustments:
Indemnified legal (fees) recoveries	(752)	(380)	869	(1,017)	(455)	(1,132)	(349)
Acquisition, integration and transaction costs	—	—	—	(2,080)	—	—	—
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	(752)	(380)	869	(3,097)	(455)	(1,132)	(349)
(Loss) gain in alternative energy partnership investments	36	(1,618)	(608)	(504)	(1,043)	(1,582)	(1,201)
Total noninterest expense adjustments	(716)	(1,998)	261	(3,601)	(1,498)	(2,714)	(1,550)
Adjusted noninterest expense(1)	$48,416	$49,241	$48,464	$47,361	$47,114	$97,657	$93,658

Average assets	$9,611,239	$9,317,209	$9,257,311	$9,408,740	$9,342,696	$9,465,035	$9,367,364
Noninterest income to total revenue(1)	7.96%	9.71%	(1.81)%	6.68%	8.41%	8.87%	7.80%
Adjusted noninterest income to adjusted total revenue(1)	7.96%	9.71%	7.26%	6.68%	8.41%	8.87%	7.79%
Noninterest expense to average total assets(2)	2.05%	2.23%	2.07%	2.15%	2.09%	2.14%	2.05%
Adjusted noninterest expense to average total assets(1)(2)	2.02%	2.14%	2.08%	2.00%	2.02%	2.08%	2.02%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Adjusted pre-tax pre-provision income
Net interest income	$69,632	$73,053	$80,217	$79,408	$78,299	$142,685	$154,740
Noninterest income	6,024	7,859	(1,427)	5,681	7,186	13,883	13,096
Total revenue	75,656	80,912	78,790	85,089	85,485	156,568	167,836
Noninterest expense	49,132	51,239	48,203	50,962	48,612	100,371	95,208
Pre-tax pre-provision income(1)	$26,524	$29,673	$30,587	$34,127	$36,873	$56,197	$72,628

Total revenue	$75,656	$80,912	$78,790	$85,089	$85,485	$156,568	$167,836
Total noninterest income adjustments	—	—	7,708	—	—	—	(16)
Adjusted total revenue(1)	75,656	80,912	86,498	85,089	85,485	156,568	167,820

Noninterest expense	49,132	51,239	48,203	50,962	48,612	100,371	95,208
Total noninterest expense adjustments	(716)	(1,998)	261	(3,601)	(1,498)	(2,714)	(1,550)
Adjusted noninterest expense(1)	48,416	49,241	48,464	47,361	47,114	97,657	93,658
Adjusted pre-tax pre-provision income(1)	$27,240	$31,671	$38,034	$37,728	$38,371	$58,911	$74,162

Average assets	$9,611,239	$9,317,209	$9,257,311	$9,408,740	$9,342,696	$9,465,035	$9,367,364
Pre-tax pre-provision income ROAA(1)(2)	1.11%	1.29%	1.31%	1.44%	1.58%	1.20%	1.56%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.14%	1.38%	1.63%	1.59%	1.65%	1.26%	1.60%
Efficiency ratio(1)(2)	64.94%	63.33%	61.18%	59.89%	56.87%	64.11%	56.73%
Adjusted efficiency ratio(1)(2)	63.99%	60.86%	56.03%	55.66%	55.11%	62.37%	55.81%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
Adjusted net income
Net income (1)(2)(3)	$17,879	$20,278	$21,519	$24,196	$26,712	$38,157	$75,224
Adjustments:
Noninterest income adjustments	—	—	7,708	—	—	—	(16)
Noninterest expense adjustments	716	1,998	(261)	3,601	1,498	2,714	1,550
Tax impact of adjustments above(3)	(212)	(591)	(2,202)	(1,065)	(443)	(802)	(454)
Adjustments to net income	504	1,407	5,245	2,536	1,055	1,912	1,080
Adjusted net income(2)(4)	$18,383	$21,685	$26,764	$26,732	$27,767	$40,069	$76,304

Average assets	$9,611,239	$9,317,209	$9,257,311	$9,408,740	$9,342,696	$9,465,035	$9,367,364
ROAA(5)	0.75%	0.88%	0.92%	1.02%	1.15%	0.81%	1.62%
Adjusted ROAA(4)(5)	0.77%	0.94%	1.15%	1.13%	1.19%	0.85%	1.64%

Adjusted net income available to common stockholders
Net income available to common stockholders	$17,879	$20,278	$21,519	$24,196	$26,712	$38,157	$70,057
Adjustments to net income	504	1,407	5,245	2,536	1,055	1,912	1,080
Adjustments for impact of preferred stock redemption	—	—	—	—	—	—	3,747
Adjusted net income available to common stockholders(4)	$18,383	$21,685	$26,764	$26,732	$27,767	$40,069	$74,884

Average diluted common shares	58,026,007	59,206,619	59,725,283	60,492,460	61,600,615	58,600,313	62,248,376
Diluted EPS	$0.31	$0.34	$0.36	$0.40	$0.43	$0.65	$1.13
Adjusted diluted EPS(4)(6)	$0.32	$0.37	$0.45	$0.44	$0.45	$0.68	$1.20

(1)Net income for the three months ended December 31, 2022 includes a $7.7 million pre-tax loss on sale of securities.
(2)Net income and adjusted net income for the three months ended March 31, 2022 includes a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(3)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(4)Non-GAAP measure.
(5)Ratio presented on an annualized basis.
(6)Represents adjusted net income available to common stockholders divided by average diluted common shares.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands)
(Unaudited)

June 30, 2023
Adjusted Common Equity Tier 1 (CET 1) capital(1)
CET 1 capital	$892,009
Less unrealized loss on AFS securities, net of tax	(38,103)
Less unrealized loss on HTM securities, net of tax	(43,197)
Adjusted CET 1 capital(2)	$810,709

Unrealized loss on AFS securities, net of tax, to CET 1 capital	4.27%
Unrealized loss on HTM securities, net of tax, to CET 1 capital	4.84%
Total unrealized loss on AFS and HTM securities, net of tax, to CET 1 capital	9.11%

(1)June 30, 2023 presented to reflect management’s assessment of capital impact from net unrealized losses on securities. Statutory tax rate of 29.6% used for calculation purposes.
(2)Non-GAAP measure.